EXHIBIT 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form F-3 of Aeterna Zentaris Inc. of our report dated March 21, 2013 relating to the financial statements and effectiveness of internal control over financial reporting of Aeterna Zentaris Inc., which appears in Aeterna Zentaris Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such registration statement.

Montreal, Quebec

March 13, 2014

[1]	CPA auditor, CA, public accountancy permit No. A123498

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

1250 René-Lévesque Boulevard West, Suite 2800, Montréal, Quebec, Canada H3B 2G4

T: +1 514 205 5000, F: +1 514 876 1502, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.